UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2008

PRAXAIR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or Other jurisdiction of incorporation)

1-11037	06-124-9050
(Commission File Number)	(IRS Employer Identification No.)

39 OLD RIDGEBURY ROAD, DANBURY, CT	06810-5113
(Address of principal executive offices)	(Zip Code)

(203) 837-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities

On December 9, 2008, Praxair Inc. (the company) issued a press release announcing that it has initiated actions in response to the substantial slowdown in demand in the fourth quarter 2008.

The actions will result in a pre-tax charge to earnings of approximately $120 million comprised of about $55 million of severance costs for the termination of about 1,600 employees and about $65 million related to the closure or sale of underperforming and non-core product lines and businesses. The expected cash expenditures relating to these actions are approximately $55 million.

The company expects the actions and related cash payments will be completed by the end of 2009.

ITEM 7.01 Regulation FD Disclosure

The December 9, 2008 press release also announced that the company would incur charges of approximately $55 million related to the settlement of a social tax case in Brazil dating back to the 1980’s and increases in accruals reflecting recent developments for other cases. The company also issued revised earnings guidance for the fourth quarter and full year of 2008.

The text of the press release is furnished herein as exhibit 99.1. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits 99.1 – Press release issued by the company dated December 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXAIR, INC. Registrant

Date: December 10, 2008	By:	/s/ Matthew J. White
Matthew J. White
Vice President and Controller